UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (date of earliest event reported): June 14, 2013

SEAGATE TECHNOLOGY PUBLIC LIMITED COMPANY

(Exact name of Registrant as specified in its charter)

Ireland	001-31560	98-0648577
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

38/39 Fitzwilliam Square Dublin 2 Ireland	NA
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (353) (1) 234-3136

NA

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01      Other Events.

On June 14, 2013, Seagate Technology plc gave notice of the completion of the cash tender offer by its wholly owned subsidiary, Seagate HDD Cayman (“HDD Cayman”), previously announced on May 16, 2013 (the “Tender Offer”), to purchase up to an aggregate combined principal amount of $700 million (the “Maximum Tender Amount”) of the outstanding 7.75% Senior Notes due 2018, CUSIP number 81180WAE1 (the “2018 Notes”) and the outstanding 6.800% Senior Notes due 2016, CUSIP number 81180RAE2 (the “2016 Notes” and, together with the 2018 Notes, the “Notes”). The Tender Offer expired at 11:59 p.m., New York City time, on June 13, 2013.

As of the expiration of the Tender Offer, HDD Cayman had received tenders for an aggregate principal amount of approximately $435 million of the 2018 Notes and an aggregate principal amount of approximately $307 million of the 2016 Notes. Because the aggregate combined principal amount of Notes validly tendered (and not validly withdrawn) pursuant to the Tender Offer exceeds the Maximum Tender Amount, the Notes accepted for purchase are subject to proration based on the Acceptance Priority Levels and proration procedures described in the Offer to Purchase. As a result, HDD Cayman has accepted for purchase all of the 2018 Notes validly tendered (and not validly withdrawn), or approximately $435 million aggregate principal amount of 2018 Notes, and approximately $265 million aggregate principal amount of the 2016 Notes validly tendered (and not validly withdrawn). HDD Cayman will pay a tender offer price of $1,137.50 per $1,000 principal amount of 2018 Notes and $1,162.50 per $1,000 principal amount of 2016 Notes.  All Notes accepted for payment will also receive accrued and unpaid interest from the last interest payment date to, but not including, the payment date.

A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01       Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is attached to this Current Report on Form 8-K:

Exhibit No.	Description

99.1	Seagate Technology Announces Successful Completion of Cash Tender Offer for Outstanding 7.75% Senior Notes Due 2018 and 6.80% Senior Notes Due 2016

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

SEAGATE TECHNOLOGY PUBLIC LIMITED COMPANY

By:	/s/ PATRICK J. O’MALLEY
Name:	Patrick J. O’Malley
Title:	Executive Vice President and Chief Financial Officer

Date: June 14, 2013

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